UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 8, 2012

Dynamic Materials Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-8328	84-0608431
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5405 Spine Road
Boulder, Colorado 80301
(Address of Principal Executive Offices, Including Zip Code)

(303) 665-5700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 8, 2012, the Board of Directors (the “Board”) of Dynamic Materials Corporation (the “Company”) appointed Kevin T. Longe as President and Chief Executive Officer of the Company effective March 1, 2013.  Mr. Longe will succeed Yvon Cariou, who will retire after serving as the Company’s President and Chief Executive Officer since 2000.

Mr. Longe’s appointment caps a two year succession planning process by the Board and Mr. Cariou to transition leadership of the Company upon Mr. Cariou’s retirement.  Mr. Cariou, 66, will continue to serve as a director of the Company following his retirement.  Mr. Longe, 53, joined the Company in July 2012 as executive vice president, chief operating officer and director.

A copy of the press release announcing Mr. Longe’s appointment and describing the development and growth of the Company under Mr. Cariou’s leadership is included as Exhibit 99.1 hereto.

The Company and Mr. Longe have agreed upon the terms of an employment agreement (the “CEO Employment Agreement”) to be entered into when Mr. Longe assumes the position of President and Chief Executive Officer.  Until that time, Mr. Longe’s current employment agreement with the Company will remain in effect.

The CEO Employment Agreement will provide for an annual base salary of $430,000, which will be reviewed annually and may be increased (but not decreased) at the discretion of the Compensation Committee of the Board.  Mr. Longe also will be eligible (but not guaranteed) to receive a discretionary annual bonus of up to 100% of his base salary, based upon achievement of performance goals established by the Compensation Committee of the Company’s board of directors.  Upon the effective date of the CEO Employment Agreement, Mr. Longe will receive an award of 30,000 shares of restricted stock of the Company, which will vest in three equal annual installments.  Mr. Longe will be eligible to receive other incentive awards, which will vest immediately if Mr. Longe’s employment is terminated other than for cause.

Under the CEO Employment Agreement, Mr. Longe also will receive the following benefits: (i) term life insurance coverage in the amount of $750,000, which is in addition to the standard term life insurance provided in the Company’s standard benefit plan; (ii) participation in the executive long-term disability plan; (iii) four weeks of vacation per year; (iv) participation in the Company’s standard benefit programs including health and dental insurance, term life insurance, accidental death and dismemberment insurance, short and long term disability, paid holiday, and certain other standard benefits provided by the Company; (v) participation in the Company’s 401(k) retirement plan; and (vi) reimbursement of up to $5,000 of professional service fees annually for a financial planning and/or tax consultant.

Once effective, the CEO Employment Agreement may be terminated at any time by the Company for cause (as defined below) effective immediately upon written notice to Mr. Longe. The Employment Agreement also provides that Mr. Longe’s employment can be terminated by the Company for any reason other than for cause upon the payment of an amount equal to 18 months of salary, payable in equal monthly payments, plus a bonus for such period equal to 150% of the average bonus (if any) paid to Mr. Longe for the three years preceding his termination (or, if shorter, the number of years of his employment with the Company), provided that Mr. Longe releases us from all claims as a condition of receiving the payments.  Such amounts will be reduced to the extent that Mr. Longe accepts other employment prior to the final payment.  Mr. Longe may terminate his employment with the Company at any time upon sixty days written notice (or upon such shorter period as the Company may agree in writing).

For purposes of the CEO Employment Agreement, “cause” is defined as: (i) a willful and substantial breach by Mr. Longe of the terms of the Employment Agreement that has a materially adverse effect on the business and affairs of the Company; (ii) the failure by Mr. Longe to substantially perform, or the gross negligence in the performance of, his duties hereunder for a period of fifteen days after the Board has made a written demand for performance which specifically identifies the manner in which it believes that Mr. Longe has not substantially performed his duties; (iii) the commission by Mr. Longe of a willful act or failure to act of misconduct which is injurious to the Company, including, but not limited to, material violations of any Company policy (such as the Company’s code of ethics); (iv) conviction or a plea of guilty or nolo contendere in connection with fraud or any crime that constitutes a felony in the jurisdiction involved; or (v) an act or failure to act constituting fraud or dishonesty that compromises Mr. Longe’s ability to act effectively as a high-level executive of the Company.

The CEO Employment Agreement also contains customary non-competition and non-solicitation covenants. These covenants will be effective during Mr. Longe’s employment and for a period of two years following termination of his employment for any reason.

The foregoing description is qualified in its entirety by reference to the form of CEO Employment Agreement, a copy of which is included as Exhibit 10.1 hereto.

Item 9.01                                             Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description

10.1	Form of CEO Employment Agreement between the Company and Kevin T. Longe.

99.1	Press Release of the Company dated October 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC MATERIALS CORPORATION

Dated: October 10, 2012	By:	/s/ Richard A. Santa
Richard A. Santa
Senior Vice President and Chief Financial
Officer